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              Kingdom Ventures Launches Revised Website Initiative
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       Company-owned unit will build free sites for churches rather than third-party source

MINDEN, NV--August 25, 2003--Kingdom Ventures (OTCBB:KDMV - News) today announced it has restructured its initiative to provide free websites for the nation's 400,000-plus churches.

The Minden, Nev.-based Christian product and communications company said it would provide websites for churches directly through its Ministry Values subsidiary rather than through a third-party source. In line with the decision, Kingdom Ventures said it terminated its previously announced contract with YourNetPlus.com, Inc., which had been retained to provide the websites. As a result, Kingdom Ventures will not issue preferred stock in its subsidiary, Kingdom Connect Inc., and will not recognize a prepaid expense of approximately $5.0 million as previously reported in an 8-K filing on May 12, 2003.

"The response to our Website initiative has been far less than we anticipated and, as a result, it does not appear in the best interest of Kingdom Ventures to pre-pay YourNetPlus.com to create the sites," Kingdom Ventures President and Chief Executive Officer Gene Jackson said. "Although the pre-payment using securities issued by a wholly owned subsidiary would have been attractive if we received requests to provide a large number of websites, it would have also resulted in a significant annual charge to earnings as the expense was amortized. With the limited response we have received, it makes more sense to `pay as we go' on this initiative. We look forward to serving interested churches and groups using the talents and resources of our Ministry Values operation."

The Company's Ministry Values unit has been a premier provider of Media Service to the Christian community and serves over 200,000 churches and ministries. Churches may read additional details about the revised website initiative at www.kdmvcorp.com/website.

About Kingdom Ventures Kingdom Ventures, Inc. (www.kdmvcorp.com) is a diversified supplier of media and products to the Christian marketplace. Consisting of two operating units - Kingdom Communications Group and Kingdom Products Group - the Company serves the Christian marketplace through uplifting faith and humanitarian practice and by assisting Christians in personal, church and ministry growth to demonstrate the Good News of God's Word as proclaimed in the Bible. In addition, Kingdom Ventures provides fundraising services for small- to medium- sized churches.

The Kingdom Communications Group includes the nation's largest regional Christian newspaper chain Christian Times, Christian Speakers & Artists Agency (the largest Christian Speakers bureau), Ministry Values for Growing Churches (the largest church direct marketing company www.ministryvalues.com) and Faith Group Services (which includes www.iExalt.com ). The Kingdom Products Group consists of Xtreme Notebooks (notebook computers and Tablet PC's, www.xnbs.com ), Kingdom Gifts (inspirational gifts and candles), Yahwear Clothing (Christian apparel, www.yahwear.com), Mr. Roy Productions (silk screen and production facility) and Xtreme Desktops (personal computers, www.xtremedts.net ).


All statements other than statements of historical fact included in this press release are "forward-looking statements." The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.

Contact:

Jeff Lambert, Tim Hanson                             Gene Jackson
Lambert, Edwards & Associates, Inc.                  Kingdom Ventures, Inc.
P. 616-233-0500                                      P. 775-267-2242
jlambert@lambert-edwards.com                         Gene@kdmvcorp.com
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All statements  other than  statements of historical fact included in this press
release  are  "forward-looking   statements."  The  forward-looking  statements,
including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.

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